UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) May 7, 2009

ARES CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	000-50697	33-1089684
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 Park Avenue, 22nd Floor, Building East, New York, NY		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 750-7300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Amendment to CP Funding Facility

On May 7, 2009, Ares Capital Corporation (the “Company”) and Ares Capital CP Funding LLC, a wholly owned subsidiary of the Company (“Ares Capital CP”), entered into an amendment to their financing facility (the “Amendment”) with Wachovia Capital Markets, LLC and each of the other parties thereto (the “CP Funding Facility”).  The Amendment, among other things, converted the CP Funding Facility from a revolving facility to an amortizing facility, extended the maturity from July 21, 2009 to May 7, 2012, reduced the availability from $350 million to $225 million (with a reduction in the outstanding balance required by each of December 31, 2010 and December 31, 2011) and decreased the advance rates applicable to certain types of eligible loans.  In addition, pursuant to the Amendment, an indirect, wholly owned subsidiary of the Company, Ares Capital CP Funding II LLC (“Ares Capital CP II”), guaranteed the obligations of Ares Capital CP under the CP Funding Facility, and it is expected that such guaranty will be secured by the assets of Ares Capital CP II pursuant to the definitive documentation for a new revolving facility described below (the “Revolving Facility”). Ares Capital CP also agreed to guaranty the future obligations of Ares Capital CP II under the Revolving Facility. While documentation for the Amendment has been executed, the extended term of the CP Funding Facility is subject to execution of definitive documentation with respect to the Revolving Facility on or before October 19, 2009.

In connection with the Amendment, the commitment fee requirement was removed and the Company and Ares Capital CP also agreed to increase the interest rate payable on funding from the commercial paper rate, Eurodollar or adjusted Eurodollar rate, as applicable, plus 250 basis points to the commercial paper rate, Eurodollar or adjusted Eurodollar rate, as applicable, plus 350 basis points.  Additionally, a renewal fee of $2.8 million, or 1.25% of the total facility amount, was paid.

Borrowings under the CP Funding Facility are subject to the leverage restrictions’ contained in the Investment Company Act of 1940, as amended.

Descriptions of the Amendment in this current report are qualified in their entirety by reference to a copy of such Amendment filed as Exhibit 10.1 to this current report and incorporated by reference herein.

New Commitment for Revolving Facility

On May 7, 2009, the Company entered into a commitment with Wachovia Bank N.A. (“Wachovia”) to establish the Revolving Facility pursuant to which Wachovia will extend credit to Ares Capital CP Funding II in an aggregate principal amount not to exceed $200 million at any one time outstanding.

Entry into the Revolving Facility is subject to various conditions, including the negotiation and execution of definitive documentation.  No assurance can be given that Wachovia, the Company and Ares Capital CP II will execute definitive documentation, that the definitive documentation will reflect the terms described herein or that the Revolving Facility will be entered into at all.

It is anticipated that the Revolving Facility will expire three years after the closing thereof (plus two one-year options, subject to mutual consent) and will bear interest at the London Interbank Offered Rate, or LIBOR, plus 400 basis points.  It is further anticipated that the commitment fee for unused portions of the Revolving Facility will be between 0.50% and 2.50%, depending on the amount of unused funds.  A structuring fee of $3.0 million, or 1.5% of the total facility amount, will be payable to Wachovia on the closing of the Revolving Facility and the obligations of Ares Capital CP II under the Revolving Facility will be guaranteed by, and secured by the assets of, Ares Capital CP.

It is anticipated that the definitive documentation for the Revolving Facility will require both the Company and Ares Capital CP II to make representations and warranties regarding the collateral as well as their businesses and properties and require each of them to comply with various covenants, servicing procedures, limitations on acquiring and disposing of assets, reporting requirements and other customary requirements for similar securitized credit facilities.  It is also anticipated that the definitive documentation will include usual and customary events of default for securitized credit facilities of such nature, including allowing Wachovia, upon a default, to pursue its rights in the collateral directly with Ares Capital CP II, as borrower, and Ares Capital CP, as guarantor.

Borrowings under the Revolving Facility would be subject to the leverage restrictions contained in the Investment Company Act of 1940, as amended.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01  Financial Statements and Exhibits.

(d)          Exhibits:

Exhibit Number	Description

10.1

Amendment No. 13 to Sale and Servicing Agreement, dated as of May 7, 2009, by and among Ares Capital CP Funding LLC as borrower, Ares Capital Corporation as originator and servicer, each of the conduit purchasers and institutional purchasers from time to time party thereto, each of the purchaser agents from time to time party thereto, Wachovia Capital Markets, LLC, as administrative agent and purchaser agent with respect to Variable Funding Capital Company LLC, as conduit purchaser, U.S. Bank National Association, as trustee, and Lyon Financial Services, Inc. (D/B/A U.S. Bank Portfolio Services), as the backup servicer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES CAPITAL CORPORATION

Date: May 11, 2009

	By:	/s/ Richard S. Davis
	Name:	Richard S. Davis
	Title:	Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1

Amendment No. 13 to Sale and Servicing Agreement, dated as of May 7, 2009, by and among Ares Capital CP Funding LLC as borrower, Ares Capital Corporation as originator and servicer, each of the conduit purchasers and institutional purchasers from time to time party thereto, each of the purchaser agents from time to time party thereto, Wachovia Capital Markets, LLC, as administrative agent and purchaser agent with respect to Variable Funding Capital Company LLC, as conduit purchaser, U.S. Bank National Association, as trustee, and Lyon Financial Services, Inc. (D/B/A U.S. Bank Portfolio Services), as the backup servicer.